UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 22, 2005

Date of Report (date of Earliest Event Reported)

TELETOUCH COMMUNICATIONS, INC.

(Exact Name of Company as Specified in its Charter)

DELAWARE	001-13436	75-2556090
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

110 N. College, Suite 200, Tyler, Texas 75702

(Address of principal executive offices and zip code)

(903) 595-8800

(Company’s telephone number, including area code)

Not applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On August 22, 2005, Teletouch Communications, Inc., a Delaware Corporation (the “Company”), entered into an Asset Purchase Agreement dated as of August 22, 2005 (the “APA”) to sell substantially all of the assets of its paging business to Teletouch Paging, LP, a newly formed limited partnership, wholly-owned by a private Fort Worth, Texas investment group, (the “Buyer”). A copy of the APA is attached as Exhibit 10.1 hereto.

Asset Purchase Agreement

The Company has evaluated it’s future business direction, its ability to continue to operate as a going concern and the estimated value of its paging and two-way radio business units. Based upon its review and consideration of the analysis prepared by management, the Board has determined to dispose of the Company’s paging assets and operations in the asset sale transaction described below.

A special committee of the Company’s independent Board of Directors has hired an independent valuation advisory firm, Houston, Texas-based Howard Frazier Barker Elliot, Inc. (“HFBE”), to provide assistance and guidance to the Board for the purposes of completing an independent evaluation of the sale of the paging and two-way radio business units and render an opinion as to the transactions’ fairness to the Company’s shareholders from a financial point of view. The Board’s approval to close this transaction is subject to the final results of the independent Fairness Opinion, with the results and presentation to be provided to the Board by HFBE on August 26, 2005.

The evaluation process which led to the asset disposition decision commenced in June 2005. In this evaluation process, the Company’s management and its Board, among other things, reviewed the Company’s present business plans and identified strategic solutions and directions available to the Company.

Having assessed the limited market opportunities and reviewed the management’s recommendations, the Board has determined that the asset disposition transaction was advisable and in the best interests of the Company’s stockholders. On August 19, 2005, the Board approved and authorized the Company’s management to execute the APA to sell substantially all of the paging business assets and operations to the Buyer. The assets included in the asset sale transaction include substantially all of the designated assets of the paging business (the “Acquired Assets”) as reported by the Company in its Quarterly Report on Form 10-Q for the quarter ended February 28, 2005, with a book value of approximately $7.3 million as of that date. The Buyer’s aggregate consideration for the Acquired Assets in the amount of approximately $5.2 million is payable as follows: (i) $4,000,000 payable in cash to the Company on the closing date, and (ii) $1,200,000 non-interest bearing note payable to the Company due in 12 monthly payments of $100,000 each beginning March 1, 2007 (collectively, the “Purchase Price”). This promissory note will be secured by a lien on the assets subject to customary subordination provisions required by the Buyer’s senior lender. In addition, the Buyer has agreed to assume certain designated liabilities of the paging business segment in the aggregate amount of approximately $1.3 million as of February 28, 2005. The Purchase Price is subject to adjustment based on the Company’s net working capital at closing. Based on the carrying value of the Company’s assets as of February 28, 2005, this transaction will result in an estimated loss on disposition of $0.9 million, including closing costs of $0.1 million. The calculation of the expected loss requires judgment and is subject to material error, due to the uncertainty involved in measuring, at this point in time, all items that will significantly impact the ultimate closing value of this transaction.

The APA does not contemplate any termination or breakup fees or penalties. The APA also contains representations and warranties, indemnification and other provisions customary for agreements of this nature.

Closing of the APA is contingent upon obtaining the approval of the Company’s stockholders as well as approvals from federal regulators and other customary closing conditions. The absence of these approvals at this stage presents transaction risks.

The transaction is expected to close shortly following the receipt of the required stockholder approval.

The foregoing is a summary description of the terms of the APA and by its nature is incomplete. It is qualified in its entirety by the text of the APA, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K. All readers of this Current Report are encouraged to read the entire text of the APA attached hereto.

Management Services Agreement

The parties have also agreed to enter into a Management Services Agreement (“MSA”) on, or before August 31, 2005, to facilitate a smooth transition of the paging business operations from TLL to the Buyer. In the MSA, the Buyer shall have authority, on a limited basis consistent with the effective regulations of the FCC, to implement operational policies and to provide general management services with respect to the day-to-day operations of TLL’s paging operations, subject to reporting to and approval of the President of TLL and its Board. As its compensation for the management services provided under the MSA, the Buyer shall be entitled to a flat fee of $50,000 per month during the period before the closing date, payable in two equal installments per month, beginning September 2, and 16, 2005, respectively. The term of the MSA will be from September 1, 2005 to the earlier of: (i) the APA final closing date, or (ii) the termination of the APA.

Press Release

On August 23, 2005, the Company issued a press release announcing the foregoing events. A copy of this press release is attached as Exhibit 99.1 hereto. The reader is advised to read this press release in its entirety.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Asset Purchase Agreement, dated August 22, 2005.
99.1	Press release dated August 23, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 26, 2005	By:	/s/ J. Kernan Crotty
		Name:	J. Kernan Crotty
		Title:	Chief Financial Officer and President